EXHIBIT 8

List of Consolidated Subsidiaries

The following is a list of consolidated subsidiaries of Open Joint Stock Company “Vimpel-Communications” as of December 31, 2002 and the jurisdiction of incorporation of each.

Subsidiary	Jurisdiction of Incorporation

Closed Joint Stock Company BeeOnLine-Portal	Russia
Closed Joint Stock Company Cellular Company	Russia
Closed Joint Stock Company Extel	Russia
Closed Joint Stock Company Impuls KB	Russia
Closed Joint Stock Company Mobile Communication Center-Lipetsk	Russia
Closed Joint Stock Company Mobile Communication Center-Nizhny Novgorod	Russia
Closed Joint Stock Company Mobile Communication Center-Ryazan	Russia
Closed Joint Stock Company Mobile Communication Center-Smolensk	Russia
Closed Joint Stock Company Mobile Communication Center-Tver(1)	Russia
Closed Joint Stock Company MSS Start	Russia
Closed Joint Stock Company RTI Service-Svyaz	Russia
Limited Liability Company Vostok-Zapad Telecom	Russia
Open Joint Stock Company Bee-Line Samara	Russia
Open Joint Stock Company “KB Impuls”	Russia
Open Joint Stock Company “Orensot”	Russia
Open Joint Stock Company VimpelCom-Region	Russia
VC ESOP N.V.	Netherlands
VimpelCom Finance B.V.	Netherlands
VimpelCom B.V.	Netherlands
VimpelCom (BVI) Limited	British Virgin Islands
VC Limited	British Virgin Islands

______________

(1) We disposed of our interest in Closed Joint Stock Company Mobile Communication Center-Tver in 2003.